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                                                                 EXHIBIT (13)(f)

                               PURCHASE AGREEMENT



         AGREEMENT dated this    day of        , 1998, by and between Armada
Funds (the "Trust"), a Massachusetts business trust, and SEI Investments Distribution Co. ("SEI"), a Massachusetts corporation.

         1. The Trust hereby offers SEI and SEI hereby purchases one each of Class AA - Special Series 1, Class AA - Special Series 2, Class BB, Class BB - Special Series 1, Class BB - Special Series 2, Class CC, Class CC - Special Series 1 and Class CC - Special Series 2 shares of beneficial interest (no par value per share) representing interests in the Trust's Aggressive Allocation, Balanced Allocation and Conservative Allocation Funds at a price of $10 per share (collectively knows as "Shares").

         2. SEI hereby acknowledges receipt of one Share each of Class AA - Special LSeries 1, Class AA - Special Series 2, Class BB, Class BB - Special Series 1, Class BB - Special Series 2, Class CC, Class CC - Special Series 1 and Class CC - Special Series 2 shares. The Trust hereby acknowledges receipt from SEI of funds in the amount of $10 for each such Share.


         3. SEI represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         4. The names "Armada Funds" and "Trustees of Armada Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of January 28, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Armada Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as
of the     day of    , 1998.


                                       ARMADA FUNDS
Attest:

                                       By:
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                                          Robert D. Neary, Chairman


                                       SEI INVESTMENTS DISTRIBUTION CO.
Attest
                                       By:
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                                       Title:
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